Company Contact: Ian Warwick, CEO Aftersoft Group Inc. 212-897-6848 aftersoft@grannusfinancial.com	Investor Contact: Joe Zappulla Grannus Financial Advisors, Inc. 212-681-4100 jmzappulla@grannusginancial.com

Aftersoft Group Concludes Legal Issue With Ex-Executive of CarParts

Company eliminates distraction of litigation to focus on future growth

NEW YORK and LONDON - August 3, 2007 - Aftersoft Group Inc. (“Aftersoft”) (OTC Bulletin Board: ASFG), a leading supplier of software and services to the automotive aftermarket in the US, UK and Canada, today announced that it has settled the litigation it inherited through the acquisition of CarParts, renamed AFS Tire Management, Inc. (a wholly owned subsidiary of Aftersoft Network N.A., Inc.), involving an employment agreement with an ex-executive of a predecessor company, Open Webs Corporation. The Company satisfied the claim, the complaint for which was originally filed in November 2002, through a payment settlement made with the plaintiff, which included cash, a promissory note and restricted shares of the Company’s common stock.

Commenting on the development, Ian Warwick, Aftersoft’s president and CEO, said, “We appreciate Mr. McKenna’s cooperation in this matter. This settlement represents another milestone in our efforts to turn Aftersoft around. The settlement will enable us to focus more attention on completing the turnaround and building Aftersoft into a World Class company.” Mr. Warwick continued, “We continue to make progress against our objectives and are eager to aggressively grow revenue through organic and acquisitional growth going forward.”

About Aftersoft Group Inc.

Aftersoft Group, Inc. is a supplier of ERP supply chain management solutions to automotive parts manufacturers, distributors, and retailers. Aftersoft provides the automotive aftermarket with a combination of business management systems, information products, and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. For further information, visit www.aftersoftgroup.com

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).